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                                                                      EXHIBIT 12

                           BESTFOODS AND SUBSIDIARIES
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

($ Millions)                            FOR THE THREE                         FOR THE YEARS ENDED DECEMBER 31,
                                         MONTHS ENDED     ------------------------------------------------------------------------
                                        MAR. 31, 1998       1997            1996            1995            1994            1993
                                          --------        --------        --------        --------        --------        --------
INCOME FROM CONTINUING
OPERATIONS BEFORE INCOME TAXES:           $  217.4        $  704.2        $  880.2        $  654.9        $  446.6        $  624.4
                                          --------        --------        --------        --------        --------        --------
Add (subtract):
     Portion of rents representative
            of interest                        8.3            32.2            33.4            25.6            24.6            20.2
     Interest on bonds, mortgages
            & similar debt                    30.6           100.9            68.4            52.6            50.1            53.6
     Other interest                           14.7            72.8           100.0            55.7            33.9            42.4
     Interest expense included in
            cost of plant construction         (.8)           (3.4)           (4.8)           (3.7)           (4.2)           (5.6)
     Income of unconsolidated
            venture                             --              --              --              --             3.9              --
                                          --------        --------        --------        --------        --------        --------
Income as adjusted                        $  270.2        $  906.7        $1,077.2        $  785.1        $  554.9        $  735.0
                                          ========        ========        ========        ========        ========        ========
FIXED CHARGES:
     Portion of rents representative
            of interest                   $    8.3        $   32.2        $   33.4        $   25.6        $   24.6        $   20.2
     Interest on bonds, mortgages
            & similar debt                    30.6           100.9            68.4            52.6            50.1            53.6
     Other interest                           14.7            72.8           100.0            55.7            33.9            42.4
                                          --------        --------        --------        --------        --------        --------
                                          $   53.6        $  205.9        $  201.8        $  133.9        $  108.6        $  116.2
                                          ========        ========        ========        ========        ========        ========
RATIO OF EARNINGS TO FIXED CHARGES             5.0             4.4             5.3             5.9             5.1             6.3
                                          ========        ========        ========        ========        ========        ========


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